Exhibit 4.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

Waitlist, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF WAITLIST, LLC (this “Agreement”) is made as of September 3, 2008 by IndieShares Management, LLC (as the Manager (as defined below) and Common Member (as defined below)). Class A Members (as defined below) may be added to this Agreement by becoming a party to a Subscription Agreement (as defined below), purchasing Class A Units (as defined below), and upon Waitlist meeting the minimum raise requirement. The parties hereto agree as follows:

1.	DEFINITIONS. The following terms shall have the following meanings in this Agreement:

1.1.	The term “Affiliate” means, when used with reference to the Manager or Waitlist:

(a)	the principals of companies affiliated with Manager or Waitlist;

(b)	persons directly or indirectly controlling, controlled by or under common control with such companies, including LLCs;

(c)	any persons owning or controlling ten percent (10%) or more of the outstanding units of such company, including LLCs; and

(d)	any successor-in-interest following a merger or similar transfer when such successor-in-interest is owned by the same persons who own such company or LLC; and

1.2.	The term “Agreement” means this Limited Liability Company Agreement of Waitlist, LLC, as originally executed and as amended from time to time.

1.3.	The term “Articles” means the Certificate of Formation with the Washington State Secretary of State for the purpose of forming Waitlist, in the form prescribed by the LLC Act and the Washington Secretary of State.

1.4.	The term “Board Of Directors” means the board of directors of Waitlist (Jay T. Schwartz, Julie Chase, and George Brumder) who collectively own 100% of the outstanding units of Manager.

1.5.	The term “Capital Account” means the account to be maintained by Waitlist for each Class A Member in accordance with the provisions of this Agreement and the Code. It is intended that the Capital Accounts of all Class A Members shall be maintained in compliance with the applicable provisions of the Code.

1.6.	The term “Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed) to Waitlist by a Class A Member, net of liabilities assumed by Waitlist or to which the assets are subject, as further described in Paragraph 9.

1.7.	The term “Class A Member” means a person who:

(a)	has been admitted to Waitlist as a member after the purchase of Class A Units, and in accordance with this Agreement; and

(b)	has not resigned, withdrawn, or been expelled as a member.

The term “Class A Member” does not include the Manager, except to the extent the Manager or its members purchase Class A Units.

1.8.	The term “Class A Units” means the class of limited liability company units held by Class A Members of Waitlist as further described in Paragraph 11.

1.9.	The term “Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of any succeeding law).

1.10.	The term “Common Member” means the individual or company owning the Common Unit. The Manager will be the sole Common Member.

1.11.	The term “Common Unit” means the single limited liability company unit held by the Manager of Waitlist as further described in Paragraph 11.

1.12.	The term “Director” means the individual directors comprising the Board Of Directors.

1.13.	The term “Distributable Cash” means all cash funds derived from Waitlist attributable to the operations of Waitlist, including proceeds of insurance to compensate for covered losses, less the sum of:

(a)	debt service;

(b)	current operating expenditures;

(c)	capital improvements and replacements, as determined by Manager; and

(d)	a reasonable reserve for the operation of the business of Waitlist, as determined by the Manager;

provided, however, that in no event shall Distributable Cash be less than each Member’s respective tax liability associated with a Net Profit allocation in a given year.

1.14.	The term “Economic Interest” means a person’s right to share in the Net Profits, Net Losses or similar items, and to receive distributions of Distributable Cash from Waitlist, but does not include any other rights of a Member.

1.15.	The term, “Film” means the motion picture “Waitlist”.

1.16.	The term, “Income” means all items of income and gain for federal income tax purposes together with items of income exempt from tax and income and gain described in Treas. Reg. §1.704-1(b)(2)(iv)(g) but excluding income and gain described in Treas. Reg. §1.704-1(b)(4)(i).

1.17.	The term “LLC Act” means the limited liability company laws of the state of Washington, specifically RCW 25.15, as now in effect and as hereafter amended or revised.

1.18.	The term, “Loss” means all items of loss and deduction for federal income tax purposes together with expenditures not properly chargeable to capital account but not otherwise deductible for tax purposes including loss and deduction described in Treas. Reg. §1.704-1(b)(2)(iv)(g) but excluding expenditures of the Company described in Code Section 705(a)(2)(B), loss or deduction described in Treas. Reg. §1.704-1(b)(4)(i) and §1.704-1(b)(4)(iii).

1.19.	The term “Manager” means IndieShares Management, LLC. The Manager is also the sole Common Member.

1.20.	The term “Members” means together, Class A Members and the Common Member.

1.21.	The terms “Net Profits” and “Net Losses” mean, for each taxable year of Waitlist, Waitlist’s income, gain, loss, deductions, and credits, in the aggregate or separately stated, as appropriate, determined in accordance with standard accounting principles.

1.22.	The term “Production Management Fee” means $300,000 out of the offering proceeds to be paid by Waitlist in accordance with the terms of the agreement between Waitlist and the Manager (see Exhibit 10.2). Since the subject offering is “all or none”, Manager shall only be paid such fee if all of the Class A Units are sold and the offering proceeds are released.

1.23.	The term “Regulation” or “Regulations” means the federal tax regulations, including any temporary regulations, from time to time promulgated under the Code.

1.24.	The term “Special Meetings” means those meetings, which may be called by the Class A Members as further described in Paragraph 4.4.

1.25.	The term “Subscription Agreement” means the agreement executed by Class A Members pursuant to which they agree to make their Capital Contributions, acquire Class A Units, agree to be bound to this Agreement, and are admitted as Class A Members of Waitlist.

1.26.	The term “Waitlist” means Waitlist, LLC, a Washington limited liability company.

2.	FORMATION.

The Manager formed Waitlist as a limited liability company pursuant to the provisions of the LLC Act by filing the Certificate of Formation with the Washington State Secretary of State on May 7, 2008. The rights, duties, and liabilities of the Members shall be as provided in the LLC Act, except as otherwise expressly stated in this Agreement.

3.	NAME.

The name of the company shall be Waitlist, LLC (“Waitlist”).

4.	COMMENCEMENT; ADMISSION OF CLASS A MEMBERS; MEETINGS; AND OFFICERS.

4.1.	Waitlist commenced its existence upon the filing of the Articles with the Washington State Secretary of State. Waitlist shall continue its existence until it is dissolved pursuant to the provisions of the LLC Act and this Agreement.

4.2.	Each Class A Member shall be admitted into Waitlist as a member for tax, book, accounting, and other applicable purposes upon completion of the Subscription Agreement and payment via debit card for his Class A Units, unless the Manager in its discretion selects a different admission policy that is reasonable and consistent with applicable law and regulation. As soon as practicable after the execution of this Agreement with respect to each new Class A Member, the Manager shall make available an electronic unit certificate to each Class A Member representing the newly admitted Class A Member’s Class A Units acknowledging his status as a Class A Member.

4.3.	Annual Meetings. The Members shall meet annually, by telephone conference call, to review the business of Waitlist with the Manager and to take any and all actions requiring the consent and approval of the Class A Members, including voting on the retention or replacement of the directors and Manager. Notice of the annual meeting, including proxies, will be distributed to the Class A Members via electronic mail not less than thirty (30) days prior to the meeting. Class A Member proposed resolutions must be sent back to the Manager not less than ten (10) days before the meeting. Notice of the meeting will also include an agenda and reservation of sufficient time to address any Class A Member proposed resolutions.

4.4.	Special Meetings. Special Meetings of the Members, for any bona fide purpose, unless otherwise proscribed by statute, may be called at the request of the Class A Members holding not less than ten percent (10%) of all the outstanding Class A Units of Waitlist or by the Manager. Should Manager, in its reasonable and good faith discretion, determine that the Class A Member proposed purpose for a Special Meeting is not bona fide, then the Manager shall be under no obligation to notify the remaining Class A Members. For clarity, replacement of the Manager or directors would be considered a bona fide reason for a Special Meeting.

(a)	Place of Special Meeting. Special Meetings shall be conducted via telephone conference call.

(b)	Notice of Special Meeting. Notice stating the place, day, and hour of the Special Meeting, and the purposes for which the Special Meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the Special Meeting by electronic mail to each Class A Member of record. The notice is given and effective on the date received by the Class A Member. Waitlist shall be responsible for delivering the electronic mail notices for Special Meetings to the Class A Members. Any Class A Member may submit to Manager a bona fide reason for which they believe a Special Meeting should be called.

(c)	Quorum. A simple majority of the Class A Members of Waitlist, represented in person, by proxy, or participating via electronic proxy shall constitute a quorum at a Special Meeting of Members.

(d)	Proxies. At all Special Meetings of Members, a Class A Member may vote by proxy executed either electronically or in writing by the Class A Member or his duly authorized attorney in fact. Such proxy shall be filed with the Manager before or at the time of the Special Meeting. Manager will file each proxy with the SEC.

4.5.	The Manager will be solely responsible for appointing officers of Waitlist. Initially, Waitlist will have only two officers, Jay T. Schwartz, its “President” and George Brumder, its “Controller”.

5.	STATUTORY AGENT FOR SERVICE OF PROCESS; PRINCIPAL OFFICE.

5.1.	The initial statutory agent for the service of process and the initial principal office shall be Corporation Service Company 6500 Harbour Heights Parkway, Suite 400, Mukilteo, WA 98275. The Manager may, from time to time, change the statutory agent or registered office through appropriate filings with the Washington State Secretary of State. In the event the statutory agent ceases to act as such for any reason or the registered office shall change, the Manager shall promptly designate a replacement statutory agent or file a notice of change of address, as the case may be, in accordance with the LLC Act.

5.2.	The principal office of Waitlist shall be at 2311 N 45th Street Suite 310, Seattle, Washington 98103 or such other place as the Manager may from time to time designate.

6.	TERM.

Waitlist shall have perpetual existence, unless it is dissolved in accordance with the provisions of this Agreement or the terms of the LLC Act.

7.	PURPOSES. Waitlist has been formed for the following purposes:

7.1.	To accomplish any lawful purpose whatsoever or which shall at any time appear conducive to or expedient for the protection or benefit of Waitlist and its assets, including but not limited to the production of the Film.

7.2.	To exercise all other powers necessary to or reasonably connected with Waitlist’s business, which may be legally exercised by limited liability companies under the LLC Act.

7.3.	To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

8.	POWERS, RIGHTS AND DUTIES OF THE BOARD OF DIRECTORS, OFFICERS, CLASS A MEMBERS, AND MANAGER.

8.1.

The Company shall have a Board of Directors, which shall have the power to form the committees and perform the duties described in Paragraph 8.3. Such committees shall have the powers granted to them in their charters and such charters shall be approved by the Manager. The term “Board of Directors” is used for convenience only and is not intended by the parties to confer to the Board Of Directors any additional power or authority other than that expressly and specifically conferred pursuant to and in accordance with the terms of this Agreement. The Board of Directors of Waitlist — Jay T. Schwartz, Julie Chase, and George Brumder — collectively own 100% of the outstanding units of Manager.

8.2.	The Board of Directors is not compensated in exchange for their service on the Board Of Directors and will not be reimbursed for expenses in connection with attendance at Board of Directors or any committee meetings.

8.3.	The Board of Directors plans to form an audit committee, a corporate governance committee, and a compensation committee and to adopt charters relative to these committees. Until such committees are formed, the Board of Directors will perform the duties of the audit committee, the corporate governance committee, and the compensation committee, which means that members of the Board of Directors, who are the officers of Manager, will be involved in these matters.

8.4.	Subject to the provisions of Paragraph 8.6 and the other applicable provisions of this Agreement, the Manager shall have the full, exclusive and complete authority and discretion in the management and control of the business of Waitlist for the purposes stated herein and shall have the right to make any and all decisions affecting the business of Waitlist. Subject to the provisions of this Agreement, the Manager, including any of its officers, on behalf of Waitlist, shall have full and exclusive authority to execute and acknowledge any and all contracts, agreements, licenses and other documents, and to make withdrawals from Waitlist’s checking, savings and similar accounts. Without limiting the generality of the foregoing, the Manager shall have the following rights and powers which it may exercise at the cost, expense and risk of Waitlist:

(a)	To expend the capital and income of Waitlist, if any, in the furtherance of Waitlist’s business, including, but not limited to, financing, developing, producing, and exhibiting the Film, which includes, but is not limited to, causing Waitlist to pay compensation to, and to reimburse expenses incurred by, third parties providing services to Waitlist;

(b)	To cause Waitlist to incur borrowings, whether secured or unsecured by Waitlist’s assets, without the consent of the Class A Members, and to execute and deliver all documents and instruments in connection with the financing, development, production, editing, filming, and exhibition of the Film;

(c)	Subject to the provisions of Paragraph 8.5, to cause Waitlist to pledge and sell some of the assets of Waitlist on such terms and conditions as determined by the Manager without the consent of the Class A Members, and to execute and deliver assignments, licenses, and other transfers and conveyances in connection with Waitlist’s properties and operations;

(d)	To execute and deliver promissory notes, checks, drafts, and other negotiable instruments on behalf of Waitlist;

(e)	To hire or engage on behalf of Waitlist such employees, independent contractors and personnel as the Manager deems necessary or appropriate in order to conduct Waitlist’s business and participate in Film, including but not limited to Affiliates of Waitlist;

(f)	To employ such attorneys, accountants and other persons, subject to the terms otherwise stated herein, as the Manager deems necessary or advisable to carry out the purposes of Waitlist;

(g)	To purchase from or through others, contracts of liability, casualty and other insurance which the Manager deems advisable, appropriate, convenient or beneficial to Waitlist;

(h)	To invest Waitlist’s funds in government securities, certificates of deposit, banker’s acceptances or similar investments;

(i)	To enter into such agreements and contracts with such parties and to give such receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto as the Manager deems advisable, appropriate or convenient;

(j)	To delegate or assign all or any of its duties, rights, or obligations hereunder, and in furtherance of any such delegation, to appoint, employ, or contract with any person deemed in its discretion necessary or desirable for the transaction of the business of Waitlist, including persons, firms or entities (i) which employ or are affiliated with or subject to the control of the Manager, and (ii) in which it has a proprietary interest. Such persons may, under the supervision of the Manager, (i) administer the day-to-day operations of Waitlist, (ii) serve as Waitlist’s advisors and consultants in connection with policy decisions made by the Manager, (iii) act as consultants, accountants, correspondents, attorneys, brokers, escrow agents, or in any other capacity deemed by the Manager necessary or desirable, (iv) perform or assist in the performance of administrative or managerial functions necessary for the management of Waitlist, and (v) perform such other acts or services for Waitlist as the Manager in its sole and absolute discretion may approve;

(k)	To perform administrative duties at the direction of the officers of Waitlist regarding the admission of new Class A Members into Waitlist on such terms and conditions as determined by the officers of Waitlist; and

(l)	To execute and deliver, as directed by the officers of Waitlist, any and all other instruments to carry out the purposes hereof.

8.5.	Only Class A Members will have voting rights, one vote per Class A Unit. Set forth below in (a) through (g) of this Paragraph 8.5 are the matters which Waitlist or the Manager are required to submit to a vote of the Class A Units. All other actions and matters are, subject to this Paragraph 8, left to the Manager’s discretion. The following matters will require a simple majority in interest approval by the Class A Units as described in Paragraph 4.3 and 4.4:

(a)	Amendments to this Agreement;

(b)	The approval of a merger of Waitlist into another entity;

(c)	Any additional sales of equity securities of in Waitlist;

(d)	An election to dissolve Waitlist or cessation of all or a substantial part of Waitlist’s business;

(e)	The power to approve and make all final decisions and determinations regarding the selling, exchanging, or otherwise disposing of substantially all of Waitlist’s assets, including distribution arrangements;

(f)	Election and removal of any director, officer, or the Manager; and

(g)	Purchase of the Film for fair market value by the Manager in accordance with Paragraph 19.4

In the event a Class A Member vote is required, proxies will be conducted in accordance with the process described in Paragraph 4.3 and 4.4.

8.6.	The Manager shall possess and may enjoy and exercise all of the rights and powers of members and managers as provided by the LLC Act, except to the extent any of such rights may be limited or restricted by the express provisions of this Agreement. The Manager shall devote such time to Waitlist and its business as shall be necessary to conduct Waitlist’s business, to operate and manage Waitlist in an efficient manner and to carry out the Manager’s responsibilities as herein provided. The Manager shall have the right to elect or appoint officers of Waitlist.

8.7.	No Class A Member shall have any right, power or authority to:

(a)	Do any act in contravention of this Agreement without first obtaining the written consent thereto of the Manager.

(b)	Do any act which would (i) make it impossible to carry on the ordinary business of Waitlist, or (ii) change the nature of Waitlist’s business, without first obtaining the written consent thereto of the Manager.

(c)	Confess a judgment against Waitlist, without first obtaining the written consent thereto of the Manager.

(d)	Possess Waitlist’s property, or assign Waitlist’s right in such property, for other than a company purpose without first obtaining the written consent thereto of the Manager.

(e)	Amend this Agreement without first obtaining the written consent thereto of the Manager.

8.8.	Any person not a party to this Agreement who shall deal with Waitlist shall be entitled to rely conclusively upon the power and authority of the Manager as set forth herein.

8.9.	Waitlist shall reimburse the Manager for all out-of-pocket expenses and all direct and indirect disbursements to third parties made and obligations incurred on behalf of Waitlist to third parties, including items such as Waitlist’s legal expenses and other costs and expenses incurred in the operation of Waitlist’s business. None of Waitlist’s directors, officers, or Affiliates will earn compensation for their services to Waitlist. Notwithstanding the foregoing, Manager shall be paid, (i) the Production Management Fee, which equals $300,000 out of the offering proceeds to be paid by Waitlist to Manager in accordance with the agreement between Waitlist and the Manager (see Exhibit 10.2). Since the subject offering is “all or none,” Manager shall only be paid such fee if all of the Class A Units are sold and the offering proceeds are released from Waitlist's impound account. The Manager will earn the Production Management Fee by (1) managing the day-to-day activities related to production of the Film, such as (a) disbursement of production funds to third parties, (b) daily review of Film project deliverables and milestones, (c) approving any changes to the shooting schedule or budget, (d) engaging and contracting with necessary third parties in addition to the production company (e.g., graphic artists or web developers), (e) managing third parties to ensure company’s contractual requirements are met, and (f) negotiating contract amendments or resolving disputes with third parties; (2) providing updates on the progress of the Film project to Waitlist so that Waitlist can correspond with Class A Members regarding such progress, (3) marketing of the Film for eventual sale or distribution; (4) drafting and negotiation of sale or distribution terms and conditions; (5) calculating the distribution of proceeds from the sale of the Film or other distribution to Members, and (ii) Manager’s contingent compensation in the form of its share of the Net Profits. Affiliates shall not earn compensation for services in connection with Waitlist’s business and Film.

8.10.	Any consent, approval or decision to be made by the Manager under this Agreement for Waitlist must be approved by both the officers of Waitlist and a majority of the individual officers comprising the Manager.

9.	CAPITAL CONTRIBUTIONS.

9.1.	The Common Member, also the Manager, may but shall not be obligated to contribute capital to Waitlist other than an initial Capital Contribution of $10.00 in cash made upon the formation of Waitlist. Any Capital Contributions made by the Common Member for the purchase of Class A Units (not including the initial $10.00 cash Capital Contribution) and by the Class A Members pursuant to Paragraph 9.2 hereof shall be referred to as the “Capital Contributions.”

9.2.	The aggregate Capital Contribution that Waitlist will accept shall be determined by the Manager. The price per Class A Unit is $10.00. Concurrently with the execution and delivery to the Manager of the Subscription Agreement, each Class A Member shall deliver in cash to the Manager the amount of his respective Capital Contribution, all as set forth on the Subscription Agreement for each such Class A Member.

9.3.	Subject to the provisions of Paragraph 12.2 below, no Member shall be personally liable for any obligations or debts of Waitlist or any of its losses beyond the total amount the Member has agreed to contribute to the capital of Waitlist and to the Member’s share, if any, of the undistributed Distributable Cash attributable to the Member. Except as provided in this Paragraph 9, and in Paragraph 12.2 below, no Member shall have any obligation to make additional Capital Contributions to Waitlist.

9.4.	Except as specifically provided in this Agreement, no Member shall be entitled to interest on his Capital Contributions.

10.	ADVANCES.

10.1.	If any funds are required by Waitlist for the operation of its business in excess of the Capital Contributions made by the Members required pursuant to Paragraph 9 above and loans obtained from third parties, then any Member shall have the right, but not the obligation, upon the approval of the Manager, to advance such funds (the “Advances”) to Waitlist.

10.2.	If any Member makes an Advance pursuant to Paragraph 10.1 above, such Advance shall constitute an unsecured loan to Waitlist.

10.3.	The terms and conditions of an Advance by Manager shall be determined by the Manager pursuant to its best business judgment. The Advance shall be evidenced by a promissory note and shall be repaid to the Manager making the Advance pursuant to the terms of such note.

10.4.	If any Member lends money to Waitlist for any purpose, whether as an Advance or otherwise, in connection with such loan the Member shall be deemed an unsecured creditor of Waitlist, and not a Member, for the purpose of determining his right and priority to the payment of interest on and the repayment of the principal of such loan.

11.	OWNERSHIP; CAPITAL ACCOUNTS; AND DISTRIBUTIONS BY THE COMPANY.

11.1.	The ownership of Waitlist shall be in the form of a Common Unit and Class A Units, each such class of unit having the rights and preferences as described herein. The total units that Waitlist shall be authorized to issue is 350,001, comprised of 1 Common Unit and 350,000 Class A Units. The holder of the Common Unit shall be referred to herein as the Common Member, and such entity is also the Manager, and the holders of Class A Units shall be referred to herein as the Class A Members. Waitlist may issue authorized units at such times, in such amounts, and to such purchasers as determined by the Manager and as further described in a Subscription Agreement.

11.2.	A Capital Account will be established and maintained for each Member in accordance with this Agreement and in accordance with the federal income tax regulations pursuant to Code Section 704(b) and in particular those found at Reg. Section 1.704-1(b)(2)(iv).

11.3.	In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Income shall be specially allocated to each such person in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the adjusted Capital Account deficit of such person as quickly as possible, provided that an allocation pursuant to this paragraph shall be made if and only to the extent that such person would have an adjusted Capital Account deficit after all other allocations provided for in this paragraph have been tentatively made as if this paragraph were not in the Agreement.

11.4.	Losses shall be allocated pro rata in accordance with each Member’s respective holdings. Income shall be allocated pro rata to the Class A Members in accordance with each Class A Members’ respective holdings of Class A Units until the Class A Priority Return (as defined in Paragraph 11.6(d) below) has been paid in full, and thereafter shall be allocated fifty percent (50%) to the Class A Members pro rata in accordance with their respective holdings and fifty percent (50%) to the Common Member.

11.5.	Subject to all of the provisions of this Agreement, Distributable Cash shall be distributed to the Members at such times and in such amounts as are determined by the Manager.

11.6.	Distributable Cash and Net Profits, if any, shall be distributed as follows:

(a)	One hundred percent (100%) of the Distributable Cash to the Class A Members, pro rata in accordance with their respective holdings, until the Class A Members have received their Class A Priority Return (as defined in Paragraph 11.6(d) below), then

(b)	Fifty percent (50%) of the Net Profits, if any, to the Class A Members pro rata in accordance with their respective holdings, and

(c)	Fifty percent (50%) of the Net Profits to the Common Member.

(d)	Class A Priority Return: For purposes of this Agreement, the term Class A Priority Return shall mean that amount equal to the aggregate capital contributions made by all of the Class A Members, plus five percent (5%). For example, if the Class A Members have collectively contributed $3,500,000.00 of capital to Waitlist, the first $3,675,000.00 of Distributable Cash would be allocated to the Class A Members (pro-rata amongst the Class); once the Class A Priority Return was met, every dollar of Net Profit would be allocated 50% to the Class A Members and 50% to the Common Member.

11.7.	Regulatory Allocations. The allocations set forth in this Agreement are intended to comply with the economic arrangements of the Members. Nothing in this Agreement or specifically in this Paragraph 11 is intended to contravene the Code or the regulations thereto. The Manager is hereby authorized without notice to the Class A Members to amend this Paragraph 11 to comply with the Code including the regulations promulgated thereunder.

12.	RIGHTS AND OBLIGATIONS OF THE CLASS A MEMBERS.

12.1.	Except as expressly provided in this Agreement to the contrary, the Class A Members shall take no part in the operation, management or control of Waitlist’s business.

12.2.	The Class A Members shall have no power to sign for or to bind Waitlist to any agreements or arrangements. All authority to act on behalf of Waitlist is vested in the Manager. Any Class A Member who takes any action to bind Waitlist in contravention of this Agreement shall indemnify Waitlist for any costs, expenses, claims or liabilities incurred by Waitlist as a result of the unauthorized action of such Class A Member. Without limiting the foregoing, the exercise by a Class A Member of any rights granted by this Agreement, or serving as a third-party contractor, consultant or surety of Waitlist, shall not be deemed to be taking part in the execution, management or control of Waitlist’s business.

12.3.	Subject to the provisions of Paragraph 12.2 of this Agreement, Members shall not be personally liable for any obligations or debts of Waitlist or any of its losses beyond the total amount the Members have agreed to contribute to the capital of Waitlist and to the Members’ share, if any, of the undistributed Distributable Cash attributable to the Members.

13.	ADDITIONAL MANAGERS; WITHDRAWAL; REMOVAL.

13.1.	Persons may be admitted to Waitlist as additional or substitute Managers upon election by the Class A Members in accordance with Paragraph 8.5.

13.2.	The Manager shall only have the right to withdraw or resign from Waitlist upon Class A Member approval.

14.	INSURANCE.

Waitlist may procure liability insurance (or shall be designated as an additional insured, if appropriate) which will protect it from liability to others because of personal injury (including death) and property damage which may arise from operations under this Agreement, and such other insurance as is customary, desirable or required for the conduct of Waitlist’s business, as determined by the Manager in its sole discretion.

15.	FISCAL YEAR, BOOKS AND RECORDS AND BANK ACCOUNTS.

15.1.	Waitlist, for accounting and income tax purposes, shall operate on a fiscal year ending September 30 and shall utilize such accounting principles and income tax elections and determinations as shall be determined by the Manager. The Manager shall serve as the “Tax Matters Partner” for Waitlist.

15.2.	As required by the Securities Exchange Act of 1934, as amended, the books and records of, and other information pertaining to, Waitlist shall be made electronically available to any Class A Member upon request.

15.3.	All funds of Waitlist shall be deposited in a separate bank account or accounts as shall be determined by the Manager and the Manager shall be entitled to sign on all such accounts.

15.4.	The Manager shall maintain the books and records for Waitlist.

16.	REPORTS BY WAITLIST.

16.1.	The Manager shall make electronically available to the Class A Members all information required by federal and state regulations for preparation of the Class A Members’ federal and state income tax returns within ninety (90) days after the end of Waitlist’s fiscal year.

16.2.	The Manager shall make electronically available to the Class A Members a balance sheet and an income statement prepared by the Manager as soon as is reasonably practicable after the end of each fiscal year of Waitlist.

17.	RESTRICTIONS ON TRANSFER; ASSIGNEES.

17.1.	Except as provided in Paragraph 17.3, below, and notwithstanding anything to the contrary contained in the LLC Act, the Class A Members shall not sell, transfer, assign, pledge, hypothecate, encumber, subject to a security interest or otherwise dispose (“Transfer”) of their Class A Units, or any part thereof.

17.2.	Notwithstanding anything contained in Paragraph 17.1 to the contrary, a Class A Member’s Class A Units, or a portion thereof, may be Transferred to persons or entities entitled thereto pursuant and limited to any operation of law; provided, however, the transferee in such case shall only become an Economic Interest holder with respect to such Class A Units transferred, and shall in no event become a Class A Member. It shall be the sole responsibility of the Economic Interest holder to contact the Manager, via Waitlist’s website, so that Waitlist’s records may be updated accordingly.

17.3.	A Manager shall have a right to assign its interest in Net Profits, Net Losses and Distributable Cash without the consent of any Class A Member.

18.	INDEMNIFICATION AND LIABILITY OF MANAGER, DIRECTORS AND OFFICERS.

18.1.	Waitlist, its receiver or its trustee, shall indemnify, save harmless and pay all judgments and claims against (a) the Manager, or any officers or directors of Waitlist, from any liability or damage incurred by reason of any act performed or omitted to be performed by it in connection with the business of Waitlist, except as provided in Paragraph 18.3 of this Agreement or (b) the Class A Members for any act performed by them which is expressly permitted by this Agreement, including attorneys’ fees and costs incurred by them in connection with the defense of any action based on any such act or omission, which attorneys’ fees and costs may be paid as incurred, including all such liabilities under federal and state securities laws as permitted by law. All judgments against Waitlist and its Members on which any Member is entitled to indemnification must first be satisfied from Waitlist's assets before the Member in question is responsible for such obligations.

18.2.	In the event of any action by a Class A Member against the Manager, directors, or officers of Waitlist, including a company derivative suit, Waitlist will indemnify, save harmless and pay all expenses of the Manager, including attorneys’ fees and costs incurred in the defense of such action.

18.3.	The Manager, directors, or officers of Waitlist shall not be relieved from any liability for any acts or omissions resulting from a material breach of its obligations hereunder or from bad faith. Indemnification to which the Manager, directors, or officers of Waitlist are entitled under this Paragraph 18 shall be recoverable out of the assets of Waitlist but not from the Class A Members.

18.4.	The Manager, directors, or officers of Waitlist shall not be liable to the Class A Members or to Waitlist for any loss resulting from errors made by the Manager, directors, or officers of Waitlist in the reasonable exercise of business judgment, unless such errors result from a material breach of this Agreement or bad faith by the Manager, directors, or officers of Waitlist.

19.	DISSOLUTION AND LIQUIDATION.

19.1.	Waitlist shall be dissolved upon the earlier of:

(a)	Failing to meet Waitlist’s minimum capital requirements by the close of the offering. This is an all or none offering, meaning that if all of the Class A Units are not sold within 240 days after commencement of the offering (the “Offering Period”), sales of Class A Units shall cease and all subscriptions funds will be promptly returned, less applicable payment processing charges. For clarity, the Offering Period shall commence upon the prospectus being declared effective by the SEC.

(b)	An election by the Class A Members, in accordance with Paragraph 8.5, to dissolve Waitlist.

(c)	An election by the Class A Members, in accordance with Paragraph 8.5, to sell, exchange or otherwise dispose of all or substantially all of the assets of Waitlist; provided, however, that if Waitlist receives a purchase money note upon such sale, Waitlist shall continue in existence until such note is satisfied, sold or otherwise conveyed.

(d)	The entry of a judgment of dissolution under the LLC Act.

(e)	Acquisition by a single person of all outstanding limited liability company units in Waitlist upon election by the Class A Members in accordance with Paragraph 8.5.

19.2.

Upon the dissolution of Waitlist, the Manager (which term, for the purpose of this Paragraph 19.2, shall include the trustees, receivers or other persons required by law to wind-up the affairs of Waitlist) shall wind up the affairs of Waitlist as provided in the LLC Act. Waitlist shall engage in no further business thereafter other than that necessary to wind up the business in accordance with the LLC Act and distribute the assets in accordance with this Agreement. The Manager shall continue to allocate Net Profits and Net Losses during the winding up period in the same manner as such amounts were divided before dissolution. The parties responsible for winding up shall be entitled to reasonable compensation for their services in connection therewith, which compensation shall be considered an expense of Waitlist. The Manager may, from time to time and at any time, have the assets or any one or more of them appraised at the expense of Waitlist for distribution in kind, subject to existing liens and encumbrances.

19.3.	From and after the dissolution of Waitlist, the proceeds from the liquidation of Waitlist’s property and from the operation of Waitlist’s business shall, in accordance with Paragraph 11 of this Agreement, be applied and distributed in the following order;

(a)	First, to creditors, including (to the extent permitted by law) Members who are creditors, in satisfaction of liabilities of Waitlist other than liabilities for distributions to Members under Paragraph 11 of this Agreement.

(b)	Second, to Class A Members that have not yet received their full allocation and distribution of their Class A Priority Return.

(c)	Third, any remaining assets shall be distributed to the Members as follows: fifty percent (50%) to the Class A Members pro-rata in accordance with their respective Class A Unit holdings, and fifty percent (50%) to the Common Member.

19.4.	In the event of a winding up and liquidation of Waitlist, the Manager may have the right to purchase any assets of Waitlist (including the Film, or any part thereof, produced by Waitlist and any rights thereto or associated therewith), provided that the Manager pays Waitlist the fair market value of any such assets, as determined below, and such sale is approved by a simple majority of Class A Members as described in Paragraph 4.5.

19.5.	Fair market value will be determined on the basis of, and will be equal to, the amount which would be obtained between an informed and willing buyer under no compulsion to buy and an informed and willing seller under no compulsion to sell. This in no way means that there will be such interested parties. It is entirely possible that the Film’s assets are worthless and that the fair market value of such assets is zero.

19.6.	Subject to this Paragraph 19, the business and affairs of Waitlist shall be wound up in the manner provided in the LLC Act.

19.7.	As soon as practicable after the dissolution of Waitlist, a final statement of its assets and liabilities shall be prepared by Waitlist and electronically made available to the Class A Members.

19.8.	As soon as possible after any of the events specified in this Paragraph 19 affecting the dissolution of Waitlist occurs, the Manager shall file a written notice of winding up with the Washington Secretary of State signed on behalf of Waitlist containing such information as is required by the LLC Act.

19.9.	Provided all of the known property and assets of Waitlist have been applied and distributed pursuant to the LLC Act and this Agreement, written articles of termination shall be signed on behalf of Waitlist by the Manager. The Manager shall file the articles of termination with the Washington Secretary of State containing such information as is required by the LLC Act.

20.	INVESTMENT REPRESENTATIONS.

Each Class A Member, by executing a copy of this Agreement, hereby represents and warrants to each other Member and Waitlist as follows:

20.1.	The Class A Units are being acquired for his own account for investment.

20.2.	The Class A Member has been fully advised of the facts respecting the organization and business of Waitlist and has been given the opportunity to consult his legal counsel with respect to Waitlist.

21.	SPECIAL AND LIMITED POWER OF ATTORNEY.

Each Class A Member hereby grants to the Manager a special and limited power of attorney, as set forth below:

21.1.	The Manager acting alone shall at all times during the term of Waitlist have a special and limited power of attorney as the attorney-in-fact for each Class A Member, with power and authority to act in the name and on the behalf of each such Class A Member to execute, acknowledge, and swear to in the execution, acknowledgment and filing of documents, which shall include by way of illustration but not of limitation the following:

(a)	The Articles, this Agreement and any amendments to the foregoing which, under the laws of the State of Washington or the laws of any other state, are required to be executed or filed or which the Manager shall deem it advisable to have executed or to file:

(b)	Any other instrument or document which may be required to be executed or filed by Waitlist under the laws of any state or by any governmental agency or which the Manager shall deem it advisable to have executed or to file; and

(c)	Any instrument or document which may be required to effect the continuation of Waitlist or the dissolution and termination of Waitlist (provided such continuation, admission or dissolution and termination are in accordance with the terms of the Articles and this Agreement), or to reflect any reductions in amount of contributions of Members.

21.2.	The special and limited power of attorney of the Manager:

(a)	Is a special power of attorney coupled with an interest, is irrevocable, shall survive the death of the granting Class A Member, and is limited to those matters herein set forth;

(b)	May be exercised by the Manager acting alone for each of the Class A Members by the signature of the Manager acting as attorney-in-fact for all of the Class A Members, together with a list of all Class A Members executing such instrument by their attorney-in-fact; and

(c)	Shall survive a Transfer by a Class A Member of all or any portion of his Class A Units.

22.	MISCELLANEOUS.

22.1.	Notices. Any notice, request, demand, instruction or other document to be given hereunder or pursuant hereto to any party shall be in writing and delivered by email. Notices so emailed shall be deemed to have been given twenty four (24) hours after sending. The addresses and addressees, for the purpose of this Paragraph 22.1, may be changed by giving written notice of such change in the manner herein provided for giving notice. Unless and until such written notice is received, the last address and addressee stated by written notice, or as provided herein if no written notice of change has been sent or received, shall be deemed to continue in effect for all purposes hereunder.

22.2.	Binding Effect. This Agreement shall be binding upon all of the Members and their executors, administrators, successors and permitted assignees.

22.3.	Regulations and Laws. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law. If there is a conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the after shall prevail, but in such event the provisions of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. This Agreement is made under and shall be construed pursuant to the laws of the State of Washington.

22.4.	Attorneys’ Fees. In the event of any action for breach of or to enforce or declare rights under any provision of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs, to be paid by the losing party.

22.5.	Counterparts. This Agreement may be executed in several counterparts, including electronic forms, and all so executed shall constitute one agreement, binding upon all of the parties hereto, notwithstanding that all of the parties are not signatories to the original or the same counterparts.

22.6.	No Other Agreement. The entire agreement of the parties with respect to Waitlist is contained and referred to herein.

22.7.	Headings. The Paragraph headings of the various provisions hereof are intended solely for convenience of reference and shall not in any manner amplify, limit or modify, or otherwise be used in the interpretation of, any of said provisions.

22.8.	Competitive Activities. Nothing herein contained shall preclude any Member from owning, purchasing, selling, or otherwise dealing in any manner with any property or engaging in any business whatsoever without notice to any other Member, without participation of any other Member, and without liability to any other Member. It is understood that any Member may now or hereafter engage in any business or possess any property of any type, whether or not such business or such property competes with the business or property of Waitlist. Each Member hereby waives any right which he may have against others who may capitalize on or take advantage of information learned as a result of an association with Waitlist.

22.9.	Gender and Tense. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to include the others whenever the context so indicates.

22.10.	Remedies. If any party to this Agreement shall fail to observe or perform any term, covenant, condition or other obligation on his part to be observed or performed pursuant to this Agreement or in connection with this Agreement (the ‘Defaulting Party”), any other party to this Agreement, in addition to and not in lieu or in limitation of, any of his other remedies under this Agreement, under any statute or at law, shall be entitled to apply to, and obtain from, any court of equity having jurisdiction over the Defaulting Party:

(a)	An injunction, temporary restraining order and any other prohibitory decree to prevent any further such failure to observe or perform on the part of the Defaulting Party; and

(b)	A decree for specific performance of any such term, covenant, condition or other obligation.

22.11.	Waiver. The waiver by one party of the performance of any covenant, condition or promise shall not invalidate this Agreement nor shall it be considered a waiver by such party of any other covenant, condition or promise hereunder. The waiver by any party of the time for performing any act shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time. The exercise of any remedy shall not exclude other consistent remedies.

22.12.	No Third-Party Benefit. Nothing contained in this Agreement shall be deemed to confer any right or benefit on any person or entity who is not a party to this Agreement.

22.13.	Section 754 Election. The Manager may, in its sole and absolute discretion, make the election provided for in Section 754 of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“MANAGER”

INDIESHARES MANAGEMENT, LLC

By:	/s/ JAY T. SCHWARTZ

Name:	Jay T Schwartz, President
Address for Manager:
2311 N 45th Street
Suite 310
Seattle, Washington 98103

“CLASS A MEMBERS”

By:

IndieShares Management, LLC, as Attorney-in-Fact for all of the

Members who have executed Subscription Agreements